Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE

ENZON PHARMACEUTICALS, INC.,
AS ISSUER

AND

WILMINGTON TRUST COMPANY,
AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF AUGUST 25, 2008

4% Convertible Senior Notes due 2013

     FIRST SUPPLEMENTAL INDENTURE, dated as of August 25, 2008, between Enzon Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), as issuer and Wilmington Trust Company, a Delaware banking corporation (the “Trustee”), as trustee.
     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 23, 2006 (the “Indenture”), pursuant to which the Company issued its 4.0% Convertible Senior Notes Due 2013 (the “Notes”);
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve amendments (the “Proposed Amendments”) to the Indenture;
     WHEREAS, Section 10.2 of the Indenture provides that the Company and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding;
     WHEREAS, the Company has distributed a Consent Solicitation Statement, dated August 11, 2008 as amended on August 12, 2008 and August 18, 2008 (as so amended, the “Solicitation Statement”), and accompanying Consent Letter to the Holders of the Notes in connection with the Proposed Amendments as described in the Solicitation Statement;
     WHEREAS, the Holders of not less than a majority in aggregate principal amount of the Notes outstanding have approved the Proposed Amendments to the provisions of the Indenture; and
     WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;
     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1. AMENDMENT OF SECTION 1.1, 3.10, ARTICLE IV AND SECTION 6.5
     Section 1.01. The definition of “Fundamental Change” in Section 1.1 of the Indenture is hereby deleted and replaced in its entirety as follows:
     ““Fundamental Change” will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:
(1) the Common Stock (or other common stock into which the Notes are convertible) is neither traded on NASDAQ or the NYSE or another U.S. national securities exchange or quoted on another established automated over-the-counter trading market in the United States; or
(2) any Person acquires Beneficial Ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s Capital Stock entitling such Person to exercise 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors, other than an acquisition by the Company, any of its Subsidiaries or any of the Company’s employee benefit plans; or
(3) the Company merges or consolidates with or into any other Person (other than a Subsidiary), or another Person (other than a Subsidiary) merges with or into the Company, other than any transaction:
(a) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; or

     (b) pursuant to which the holders of the Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or
     (c) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or
(4) the Company conveys, sells, transfers or leases all or substantially all of the Company’s assets to another Person; or
(5) at any time the Continuing Directors do not constitute a majority of the Company’s Board of Directors (or, if applicable, a successor Person to the Company).
(6) For purposes of this definition and Section 3.10 hereof, “Person” includes any syndicate or group that would be deemed a person under Section 13(d)(3) of the Exchange Act.”
     Section 1.02. Section 3.10 of the Indenture is hereby amended as follows:
               (a) The words “under clause (2) or (3)” in subsection (b)(2) are replaced by the words “under clause (2), (3) or (4)”.
               (b) The words “identified in clauses (2), (3) or (4)” in the first paragraph of subsection (f) are replaced by the words “identified in clauses (2), (3), (4) or (5)”.
               (c) The words “under clauses (3) or (4)” in subsection (f)(1)(B) are replaced by the words “under clauses (3), (4) or (5)”.
               (d) The words “under clause (2) and/or clause (3)” in subsection (f)(2) are replaced by the words “under clause (2), (3) and/or (4)”.
     Section 1.03. Article IV of the Indenture is hereby deleted and replaced in its entirety as follows:
“SUCCESSORS AND SALES OF ASSETS”
“Section 4.1 Merger or Consolidation
     The Company shall not consolidate or merge with or into any other Person in a transaction in which the Company is not the surviving corporation unless:
     (1) the successor Person, if any, is:
          (a) a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and
          (b) such Person assumes the Company’s obligations on the Notes and under this Indenture pursuant to agreements reasonably satisfactory in form and substance to the Trustee;

     (2) immediately after giving effect to the transaction, no Default or Event of Default will have occurred and be continuing; and
     (3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article IV and that all conditions precedent herein provided for relating to such transaction have been satisfied.
     This Section 4.1 will not apply to a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company under the laws of another state of the United States or the District of Columbia.
Section 4.2 Successor Corporation Substituted
     Upon any consolidation or merger, in a transaction that is subject to, and that complies with the provisions of, Section 4.1 hereof, the successor Person formed by such consolidation with or into which the Company is merged shall succeed to, and be substituted for (so that from and after the date of such consolidation or merger, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes.
Section 4.3 Sale of Assets
     The Company shall not directly or indirectly sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to any Person, unless:
     (1) an amount in cash sufficient to satisfy the obligations of the Company pursuant to Section 3.10 are designated by the Company for such purpose and held in a segregated account of the Company for 60 Business Days after the consummation of the sale, transfer, lease or disposition transaction;
     (2) immediately after the consummation of such transaction, no Default or Event of Default under the Indenture will have occurred and be continuing; and
     (3) the Company shall have delivered to the Trustee an Officers’ Certificate, stating that such sale, assignment, transfer, lease, conveyance or other disposition complies with this Article IV and that all conditions precedent herein provided for relating to such transaction have been satisfied.”
     Section 1.04. Section 6.5(e) of the Indenture is hereby amended as follows:
               (a) The words “specified in clause (2) or (3)” the first paragraph are replaced by the words “specified in clause (2) or (3) or (4)”.
               (b) The second paragraph and related table are hereby deleted and replaced in their entirety as follows:

“The following table sets forth the number of Additional Shares issuable per $1,000 initial principal amount of Notes as a result of a Fundamental Change that occurs in the corresponding period:

Effective Date of	Stock Price
Fundamental Change	$7.64	$8.00	$8.50	$9.00	$9.50	$10.00	$10.50	$11.00	$11.50	$12.00	$15.00	$20.00	$25.00
May 23, 2006	26.2	25.7	22.8	20.3	18.2	16.5	14.9	13.7	12.6	11.7	7.9	5.3	4.0
June 1, 2007	26.2	24.5	21.3	18.7	16.5	14.6	13.0	11.7	10.5	9.5	6.1	3.8	2.9
June 1, 2008	26.2	23.8	20.4	17.4	15.0	12.9	11.1	9.7	8.4	7.3	3.9	2.3	1.8
June 1, 2009	26.2	23.4	19.9	16.9	14.3	12.0	9.9	8.3	6.6	5.3	1.1	0.8	0.6
June 1, 2010	26.1	22.9	19.3	16.2	13.6	11.4	9.4	7.8	6.3	4.9	1.1	0.8	0.6
June 1, 2011	25.6	22.1	18.2	15.0	12.4	10.3	8.4	7.0	5.6	4.4	1.1	0.8	0.6
June 1, 2012	25.2	21.0	16.3	12.7	10.0	7.9	6.3	5.2	4.1	3.3	1.0	0.8	0.6
June 1, 2013	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
ARTICLE 2. MISCELLANEOUS
     Section 2.01. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and the Holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this First Supplemental Indenture.
     Section 2.02. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.
     Section 2.03. This First Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this First Supplemental Indenture have been delivered by each party hereto to the other party hereto.
     Section 2.04. Each of the Company and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this First Supplemental Indenture. Except as supplemented and amended hereby, all provisions in the Indenture and the First Supplemental Indenture shall remain in full force and effect.
     Section 2.05. All covenants and agreements in this First Supplemental Indenture by the Company or the Trustee shall bind and accrue to the benefit of their respective successors and assigns, whether so expressed or not.
     Section 2.06. In case any provisions in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.07. Nothing in this First Supplemental Indenture express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.
     Section 2.08. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.
     Section 2.09. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
     Section 2.10. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 2.11. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Notes shall remain in full force and effect.
     Section 2.12. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ENZON PHARMACEUTICALS, INC.
By:	/s/ Paul S. Davit
	Name:	Paul S. Davit
	Title:	Executive Vice President of Human Resources and Corporate Secretary

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President